[Allianz Letterhead]

May 30, 2008
Allianz SE
Königinstraße 28
80802 Munich
Germany
Ladies and Gentlemen:
     We, the undersigned, Dr. Adrian Glaesner and Dr. Peter Hemeling, are members of the legal department (hereinafter “Group Legal Services”) of Allianz SE, a European Company (Societas Europaea or SE) incorporated in the Federal Republic of Germany and organized under the laws of the Federal Republic of Germany and the European Union (hereinafter “Allianz”). In that capacity, we have acted as legal advisers in the Federal Republic of Germany (“Germany”) to and on behalf of Allianz in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form F-3 of Allianz, Allianz Finance Corporation (“AFC”) and Allianz Finance III B.V. (“AFBV”) (the “Registration Statement”).
The Registration Statement relates to the offering of:
(i)	newly-issued debt securities issued by Allianz (the “Debt Securities”);
(ii)	newly-issued guaranteed debt securities of AFC and AFBV (the “Guaranteed Debt Securities”);
on a continuous or delayed basis, at indeterminate aggregate initial offering prices.
     Allianz may issue the Debt Securities under separate indentures between Allianz and The Bank of New York, as trustee (the “Allianz Indentures”). AFC and AFBV may issue Guaranteed Debt Securities also under separate indentures among Allianz, AFC and The Bank of New York, as trustee and among Allianz, AFBV and The Bank

Allianz SE
of New York, as trustee, respectively (the “Finance Indentures”, and together with the Allianz Indentures, “the Indentures”). The Guaranteed Debt Securities will be fully and unconditionally guaranteed by Allianz pursuant to guarantees (the “Guarantees).
We have examined the following documents:
1.	Copy of a certified excerpt from the commercial register at the local court (Amtsgericht) in Munich, Germany, in respect of Allianz, dated May 30, 2008;
2.	Copy of a certified copy of the articles of association (Satzung) of Allianz as in effect on the date hereof;
3.	Forms of the Indentures, of the Debt Securities, of the Guaranteed Debt Securities and of the Guarantees being filed with the Commission as exhibits to the Registration Statement; and
such corporate records, certifications and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. As to any facts material to this opinion which were not independently established or verified by us, statements and representations of officers and other representatives of Allianz and others have been relied upon.
     In considering the above documents and rendering this opinion we have assumed without any further verification that:
1.	All copies submitted to us are true copies of the original documents;
2.	All drafts have been or will be executed in the form submitted to us;
3.	All documents submitted to us have not been modified, revoked or altered in any way;
4.	All documents submitted to us are authentic and continue to reflect correctly the facts which they purport to reflect; and
5.	Allianz has satisfied those legal requirements that are applicable to it to the extent necessary to make the documents submitted to us binding and enforceable against it (except that no such assumption is made as to Allianz regarding matters of the laws of Germany).
Based on the foregoing, it is our opinion that:
1.	When the Debt Securities have been duly authorized and executed by Allianz, and assuming that the Debt Securities (i) constitute legal, valid and binding

Allianz SE
obligations under all applicable laws (other than German law), and (ii) have been duly authenticated in accordance with the provisions of the respective Allianz Indentures and duly delivered to and paid for by the purchasers thereof pursuant to a sale in the manner described in the respective prospectus which is part of the Registration Statement or any supplement thereto, such Debt Securities will constitute valid and binding obligations of Allianz.
2.	When each of the Guaranteed Debt Securities have been duly authorized by Allianz, and assuming that each of the Guaranteed Debt Securities (i) have been duly authorized, executed and delivered by AFC and AFBV, as the case may be, (ii) constitute legal, valid and binding obligations, and (iii) have been duly authenticated in accordance with the provisions of each of the respective Finance Indentures and duly delivered to and paid for by the purchasers thereof pursuant to a sale in the manner described in the respective prospectus which is part of the Registration Statement or any supplement thereto, such Guaranteed Debt Securities will constitute valid and binding obligations of AFC and AFBV, as the case may be.
3.	When each of the Guarantees has been duly authorized and executed by Allianz, and assuming that each such Guarantee (i) has been duly authorized, executed and delivered by each of the other parties thereto, and (ii) constitutes legal, valid and binding obligations of each of the parties thereto under all applicable laws (other than German law), such Guarantees will constitute valid and binding obligations of Allianz.
The foregoing opinions expressed in the paragraphs above are subject to the following qualifications:

Allianz SE
1.	Enforcement may be limited by insolvency, fraudulent conveyance (Anfechtung), liquidation, reorganization, limitation or similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles (Treu und Glauben);
2.	An obligation may be unenforceable in the Federal Republic of Germany by reason of Section 2(b) of Article VIII of the International Monetary Fund Agreement if the obligation is contrary to the exchange control regulations of a member state of the International Monetary Fund;
3.	We have not verified, do not opine upon, and do not assume any responsibility for the accuracy, completeness or reasonableness of any statement contained in the Registration Statement, or that no facts have been omitted therefrom;
4.	As a matter of German private international law, the choice of New York law as the law governing the Indenture (with the exception of Article 12 of the Subordinated Indenture and the Guarantees), the Debt Securities and the Guaranteed Debt Securities may not be recognized to the extent that (i) any of the terms of such agreements or any of the provisions of New York law applicable to such agreements are irreconcilable with principles of German law (ordre public), (ii) all elements of the transaction covered by such agreements, other than the choice of law, are connected with only one country at the time of choice of law and there are mandatory provisions of the law of such country applicable to such transaction, or (iii) there are mandatory provisions of German law which must be applied to the transaction covered by such agreements irrespective of the law which governs such agreements; and
5.	The foregoing opinions are limited to the laws of Germany applicable as of the date hereof. We are expressing no opinion as to the effect of the laws of any other jurisdiction.
This opinion is governed by German law.

This opinion is delivered to you for your use solely in connection with the Registration Statement and may not be used for any other purpose without our prior written consent. The undersigned have assumed no personal liability whatsoever in connection with this opinion. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Validity of Securities” in the Registration Statement. In giving this consent, however, we do not admit to be members of that class of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.
Yours sincerely,
ALLIANZ SE
Group Legal Services

By:	/s/ Dr. Peter Hemeling	By:	/s/ Dr. Adrian Glaesner
	Name: Dr. Peter Hemeling		Name: Dr. Adrian Glaesner
	Title: Prokurist		Title: Prokurist